Exhibit 99.1

For Further Information
Investor Relations
Derek Drysdale, 816-854-4513, derek.drysdale@hrblock.com

Media Relations
Kate O’Neill Rauber, 816-854-4548, kate.rauber@hrblock.com

H&R Block Responds to DOJ Decision on TaxACT Merger

For Immediate Release: May 23, 2011

KANSAS CITY, Mo. –– H&R Block, Inc. (NYSE: HRB) announced in October 2010 its plans to acquire all the outstanding shares of 2SS Holdings, Inc., the Cedar Rapids, Iowa-based developer of TaxACT digital tax preparation solutions.  This strategic merger would combine the H&R Block At Home digital business with TaxACT to form a single unit led by the TaxACT management team in Cedar Rapids, Iowa. Both brands would continue to operate in the marketplace.  Today, the Department of Justice (DOJ) filed a civil antitrust lawsuit to block the proposed acquisition.

“The Department of Justice today made a determination to stifle smart business growth,” said William C. Cobb, H&R Block’s president and CEO.  “We’re especially disappointed with this decision knowing that the DOJ rejected guarantees that we would not raise TaxACT’s prices. Contrary to the DOJ’s position, the synergies and enhanced functionalities realized from this merger would create a more competitive landscape for tax preparation.  We continue to believe this merger makes sense, is pro-competitive and will greatly benefit consumers,” said Cobb.

H&R Block will explore all legal options with regard to this matter.

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About H&R Block
H&R Block Inc. (NYSE: HRB) is one of the world’s largest tax services providers, having prepared more than 550 million tax returns worldwide since 1955. In fiscal 2010, H&R Block had annual revenues of $3.9 billion and prepared more than 23 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals. The Company provides tax return preparation services in person, through H&R Block At Home™ online and desktop software products, and through other channels. The Company is also one of the leading providers of business services through RSM McGladrey. For more information, visit our Online Press Center.

Forward Looking Statements
This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2010 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.